Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of March 3, 2009, by and between PICO Holdings, Inc., a California corporation (the “Company”), and Richard H. Sharpe (“Executive”).

RECITALS

A.	The Company believes it is prudent and appropriate to build and operate businesses where significant value can be created from the development of unique assets, and to acquire businesses which the Company identifies as undervalued, and where the Company’s participation can aid in the recognition of the businesses’ fair value, as well as create additional value.

B.	The Company believes that Executive possesses unique skills, knowledge, and experience in pursuing the Company’s goals.

C.	The Company believes that it is imperative that it be able to rely on Executive’s skills and services for a reasonable time in the future.

D.	Executive is currently the Executive Vice President and Chief Operating Officer of the Company and the Company wishes to continue his employment in such capacity.

AGREEMENT

In consideration of the foregoing, and of their mutual promises contained herein, the parties agree and intend to be legally bound as follows:

1. Duties and Scope of Employment.

(a) Positions and Duties. Executive will continue to serve as the Company’s Executive Vice President and Chief Operating Officer. Executive will report to the Company’s Board of Directors (the “Board”) and the Company’s Chief Executive Officer (the “CEO”). Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as will reasonably be assigned to him by the Board and the CEO. The period Executive is employed by the Company under this Agreement is referred to herein as the “Employment Term”.

(b) Obligations. During the Employment Term, Executive will devote Executive’s full business efforts and time to the Company and will use good faith efforts to discharge Executive’s obligations under this Agreement to the best of Executive’s ability and in accordance with each of the Company’s corporate guidance and ethics guidelines, conflict of interests policies and code of conduct. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation, or consulting activity for any direct or indirect remuneration without the prior approval of the Board (which approval will not be unreasonably withheld); provided, however, that Executive may, without the approval of the Board, serve in any capacity with any civic, educational, or charitable organization, provided such services do not interfere with Executive’s obligations to Company.

(c) Other Entities. Executive agrees to serve and will be appointed, without additional compensation, as an officer and director for each of the Company’s subsidiaries, partnerships, joint ventures, limited liability companies and other affiliates, including entities in which the Company has a significant investment as determined by the Company. As used in this Agreement, the term “affiliates” will include any entity controlled by, controlling, or under common control of the Company.

2. At-Will Employment. Subject to the terms of this Agreement, Executive and the Company agree that Executive’s employment with the Company constitutes “at-will” employment. Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without good cause or for any or no cause, at the option either of the Company or Executive. However, as described in this Agreement, Executive may be entitled to severance benefits depending upon the circumstances of Executive’s termination of employment.

3. Compensation.

(a) Base Salary. During the Employment Term and as long as Executive is employed by the Company, the Company will pay Executive an annual salary of $362,323 as compensation for his services (such annual salary, as is then effective, to be referred to herein as “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to all applicable withholdings. The Base Salary shall be subject to review no less frequently than annually, in accordance with the Company’s normal and customary practices, at such time or times as the Company’s other senior executives as a group are reviewed, and may be increased, but not decreased, by the Board or by the Compensation Committee of the Board (the “Committee”) at any time or from time to time as the Board or Committee deems appropriate.

(b) Annual Incentive, Performance or Discretionary Awards. Executive will be eligible to receive annual cash incentives as determined by the Board or by the Committee.

(i) During the Employment Term and as long as Executive is employed by the Company, Executive shall be entitled to receive an annual cash performance award (“Annual Award”) based on the performance, incentive or discretionary award as determined by the Compensation Committee with respect to the Company’s current CEO, John R. Hart, pursuant to his employment agreement, dated May 7, 2007, as amended, or otherwise (collectively, the “Reference Amount”). For clarity and subject to the terms hereof, Executive shall be entitled to an annual cash incentive award calculated as follows:

Annual Award = (Reference Amount divided by CEO base salary) multiplied by Base Salary.

Such annual performance award shall be paid within 2 and  1/ 2 months after the end of the fiscal year in which Executive performed the services for which in Incentive Award relates.

(ii) During the Employment Term and as long as Executive is employed by the Company, Executive shall be entitled to receive annual or other periodic discretionary cash or other incentive bonus as the Board or the Committee shall determine, in their sole discretion, from time to time, may be appropriate. Such bonus shall be paid within 2 and  1/2 months after the end of the fiscal year in which Executive completed the services for which in Incentive Award relates

(c) Restricted Stock Units. The Company, through the Board, will grant on the date hereof to Executive, 80,000 Restricted Stock Units pursuant to the PICO Holdings, Inc. 2005 Long-Term Incentive Plan (the “Plan”). The terms of the Restricted Stock Units shall be governed by the Plan and the Participant’s Award Agreement, as defined in the Plan. Subject to the terms hereof and the Plan, such Restricted Stock Units shall unconditionally, fully and completely vest three (3) years from the Effective Date.

4. Executive Benefits. Executive will be eligible to participate in accordance with the terms of all Company employee benefit plans, policies and arrangements that are applicable to other executive officers of the Company, as such plans, policies and arrangements may exist from time to time. The Company reserves the right to modify, suspend or discontinue any and all of its benefits referred to in this Section at any time without recourse by Executive so long as such action is taken generally with respect to other similarly situated peer executives and does not single out Executive.

5. Expenses. The Company will reimburse Executive for reasonable travel, entertainment and other expenses incurred by Executive in the furtherance of the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time. Any such reimbursements that are unpaid by the Company shall be paid to Executive no later than the last day of Executive’s taxable year following the year in which the expense was incurred.

6. Termination of Employment. In the event Executive’s employment with the Company terminates for any reason, including death or Disability, defined below, Executive will be entitled to any (a) unpaid Base Salary accrued up to the effective date of termination; (b) unpaid, but earned and accrued annual incentive for any completed fiscal year as of his termination of employment; (c) pay for accrued but unused vacation; (d) benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to Executive through the date of his termination; (e) unreimbursed business expenses required to be reimbursed to Executive in accordance with Section 5; and (f) rights to indemnification Executive may have under the Company’s Articles of Incorporation, Bylaws, the Agreement, or separate indemnification agreement, as applicable. In addition, Executive will be entitled to the applicable severance benefits specified in Section 7.

7. Severance.

(a) Termination Without Cause, Resignation for Good Reason other than in Connection with a Change of Control. If Executive’s employment is terminated on or before the end of the Employment Term by the Company without Cause, or if Executive resigns for Good Reason, then, subject to Executive’s compliance with his obligations under Section 8, as of the termination date, Executive will receive: (i) a lump sum payment equal to twelve (12) months of Base Salary plus an amount equal to the Target Amount, if any, for the year in which the termination occurs (less all applicable withholdings); (ii) immediate, complete, and full vesting with respect to Executive’s then outstanding, unvested equity awards (other than any awards that vest based on performance); and (iii) reimbursement for any premiums paid for continued health benefits for Executive (and any eligible dependents) under the Company’s health plans, if Executive and such dependents are covered under such plans, until the earlier of (i) eighteen (18) months, payable upon the Company’s receipt of proof of payment (provided Executive validly elects to continue coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), or (ii) the date upon which Executive and Executive’s eligible dependents become covered under similar plans.

(b) Termination Without Cause or Resignation for Good Reason in Connection with a Change of Control; Termination upon Death or Disability. If Executive’s employment is terminated on or before the end of the Employment Term by the Company without Cause or by Executive for Good Reason, and the termination is in Connection with a Change of Control, or upon death or Disability, then, subject to Executive’s compliance with his obligations under Section 8, as of the termination date, Executive will receive: (i) a lump sum payment equal to twenty-four (24) months of Base Salary plus an amount equal to twice the Target Amount, if any, for the year in which the termination occurs (less applicable tax withholdings); (ii) immediate, full, and complete vesting with respect to Executive’s then outstanding unvested equity awards; and (iii) reimbursement for premiums paid for continued health benefits for Executive (and any eligible dependents) under the Company’s health plans until the earlier of (i) twenty four (24) months, payable upon the Company’s receipt of proof of payment (provided Executive validly elects to continue coverage under COBRA), or (ii) the date upon which Executive and Executive’s eligible dependents become covered under similar plans.

(c) Voluntary Termination Without Good Reason or Termination for Cause. If Executive’s employment is terminated voluntarily, without Good Reason or is terminated for Cause by the Company, then, except as provided in Section 6, (i) all further vesting of Executive’s outstanding equity awards will terminate immediately; (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately; and (iii) Executive will be eligible for severance benefits only in accordance with the Company’s then established severance plans, if any.

(d) Severance Benefits Generally Available. The foregoing to the contrary notwithstanding, Executive shall also be entitled to receive all other severance benefits generally available to all employees of the Company.

(e) Payment of Severance Benefits. Any lump sum payments or vested awards due Executive in accordance with this Section 7 shall be paid to Executive no later than 2 and  1/2 months following the end of the month in which the termination of employment occurs.

8. Conditions to Receipt of Severance; No Duty to Mitigate.

(a) Non-solicitation and Non-competition. Executive agrees that during the Employment Term and for a period of one (1) year thereafter, Executive will not (i) solicit any employee of the Company for employment other than at the Company, or (ii) directly or indirectly engage in, have any ownership interest in or participate in any entity that as of the date of termination, competes with the Company in any substantial business of the Company. Executive’s passive ownership of not more than 2.0% of any publicly traded company and/or 15.0% ownership of any privately held company will not constitute a breach of this Section 8(a).

(b) Non-disparagement. During the Employment Term and for a period of one (1) year thereafter, neither Executive nor the Company will knowingly and materially disparage, criticize, or otherwise make any derogatory statements regarding the other. Notwithstanding the foregoing, nothing contained in this Agreement will be deemed to restrict Executive, the Company or any of the Company’s current or former officers and/or directors from providing information to any governmental or regulatory agency (or in any way limit the content of any such information) to the extent they are requested or required to provide such information pursuant to applicable law or regulation.

(c) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

(d) Excise Tax Matters.

(i) Non-De Mimimis Gross-Up. If (x) any payment or benefit to which Executive becomes entitled from the Company will be subject to the tax imposed by Section 4999 of the United States Internal Revenue Code of 1986, as amended (the “Code”) (or any similar tax that may hereafter be imposed) (the “Excise Tax”) and (y) the amount of such Excise Tax, as determined in good faith by the Company, would be more than the de minimis amount described in sub-clause 8(d)(ii) below, then the Company shall pay to Executive within 30 days following Executive’s receipt or deemed receipt of such payment or benefit, an additional amount (the “Gross-up Payment”) such that the net amount retained by Executive, after deduction of any Excise Tax on the Total Payments (as hereinafter defined) and any federal, state and local income tax and Excise Tax upon the payment provided for by this subsection, shall be equal to the Total Payments. For purposes of determining whether any of such payments or benefits will be subject to the Excise Tax, and the amount of such Excise Tax, (i) any other payments or benefits received or to be received by the Executive in Connection with a Change of Control or his termination of employment, whether pursuant to the terms of this Agreement or otherwise (which together with the payments and benefits pursuant to this Agreement, constitute the “Total Payments”) shall be treated as “parachute payments” within the meaning of section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel, selected by the Company’s independent auditors and acceptable to the Executive, such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of section 280G(b)(4) of the Code in excess of the base amount within the meaning of section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax, (ii) the amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Total Payments or (B) the amount of excess parachute payments within the meaning of section 280G(b)(l) (after applying paragraph (i), above), and (iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of his residence, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of his employment, Executive shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal and state and local income tax imposed on the Gross-Up Payment being repaid by him if such repayment results in reduction in Excise Tax and/or a federal and state and local income tax deduction) plus interest on the amount of such repayment at the rate provided in section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined. If the amounts of any payments under this Agreement cannot be finally determined on or before the payment date otherwise scheduled for payment, the Company shall pay to Executive on such date an estimate, as determined in good faith by the Company, of the minimum amount of such payment and shall pay the reminder of such payments (together with interest at the rate provided in section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, Executive shall pay the amount of such excess to the Company on or before the fifth (5th) day after demand by the Company (together with interest at the rate provided in section 1274(b)(2)(B) of the Code). In all events, the final, full amount of each Gross-Up Payment to Executive shall be completed by December 31 of the calendar year following the calendar year in which Executive remits the corresponding excise tax to the taxing authority.

(ii) De Mimimis Election. If the Excise Tax, as determined in good faith by the Company, would be less than three percent (3.0%) of the total severance benefits available in Connection with a Change of Control, then Executive’s benefits hereunder shall be either (x) delivered in full, or (y) delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable U.S. federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax. Unless Executive and the Company agree otherwise in writing, the determination of Executive’s excise tax liability, if any, and the amount, if any, required to be paid under this Section 8 will be made in writing by the independent auditors who are primarily used by the Company immediately prior to the Change of Control (the “Accountants”). In the event of a reduction in benefits hereunder, Executive shall be given the choice of which benefits to reduce.

(iii) Determinations; Costs. For purposes of making the calculations required by this Section 8, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. Executive and the Company agree to furnish such information and documents as the Accountants may reasonably request in order to make a determination under this Section 8. The Company will bear all costs the Accountants and outside legal or tax counsel may reasonably incur in connection with any calculations contemplated by this Section 8.

9. Definitions.

(a) Cause. For purposes of this Agreement, “Cause” will mean:

(i) Executive’s willful and continued failure to materially perform the duties and responsibilities of his position after there has been delivered to Executive a written demand for performance from the Board which describes the basis for the Board’s belief that Executive has not substantially performed his duties and provides Executive with thirty (30) days to take corrective action;

(ii) Any act of personal dishonesty taken by Executive in connection with his responsibilities as an employee of the Company with the intention or reasonable expectation that such action may result in the substantial personal enrichment of Executive;

(iii) Executive’s conviction of, or plea of nolo contendere to, a felony that the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business;

(iv) A breach of any fiduciary duty owed to the Company by Executive that has a material detrimental effect on the Company’s reputation or business;

(v) Executive being found liable in any United States Securities and Exchange Commission or other civil or criminal securities law action or entering any cease and desist order with respect to such action (regardless of whether or not Executive admits or denies liability); or

(vi) Executive (A) obstructing or impeding; (B) endeavoring to influence, obstruct or impede, or (C) failing to materially cooperate with, any investigation authorized by the Board or any governmental or self-regulatory entity (an “Investigation”). However, Executive’s failure to waive attorney-client privilege relating to communications with Executive’s own attorney in connection with an Investigation will not constitute “Cause”.

(b) Change of Control. For purposes of this Agreement, “Change of Control” will mean the occurrence of any of the following events:

(i) The consummation by the Company of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(ii) The approval by the stockholders of the Company, or if stockholder approval is not required, approval by the Board, of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets;

(iii) Any “person” (as such term is used in Sections 13(d) and 14(d) of the United States Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; or

(iv) A change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” will mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transactions described in subsections (i), (ii), or (iii) or in connection with an actual or threatened proxy contest relating to the election of directors of the Company.

(c) Disability. For purposes of this Agreement, “Disability” will mean Executive’s inability to perform his responsibilities with the Company on a full-time basis for 120 calendar days in any consecutive twelve (12) months period as a result of Executive’s mental or physical illness or injury, as determined by the Committee in its sole discretion.

(d) Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following, without Executive’s express written consent:

(i) A material reduction of Executive’s duties, position, or responsibilities, relative to Executive’s duties, position, or responsibilities in effect immediately prior to such reduction;

(ii) A material reduction in Executive’s Base Salary other than pursuant to a reduction that also is applied to substantially all other similarly situated peer executive officers of the Company and which reduction reduces the Base Salary by a percentage reduction that is no greater than 10%;

(iii) The relocation of Executive to a facility or location more than fifty (50) miles from his current place of employment; or

(iv) The failure of the Company to obtain the assumption of the employment agreement by a successor or any other action or inaction that constitutes a material breach by the Company of this Agreement, including, without limitation, a change in the calculation, methodology, or determination of Executive’s annual cash incentive.

In order for Executive to resign for “Good Reason”, Executive must provide the Board with written notice of the event(s) giving rise to a resignation due to “Good Reason” within 90 days of such event(s) occurring and allow the Board to cure such condition(s) within 30 days thereafter. The foregoing notwithstanding, “Good Reason” does not occur unless Executive terminates employment by no later than two (2) years following the occurrence of an event listed above.

(e) In Connection with a Change of Control. For purposes of this Agreement, a termination of Executive’s employment with the Company is “in Connection with a Change of Control” if Executive’s employment is terminated for any reason within twelve (12) months following a Change of Control.

(f) Target Amount. For purposes of this Agreement, the term “Target Amount” shall mean the average annual cash incentive payment earned by or awarded to Executive for the lesser of (i) five (5) years or (ii) the number of years Executive is employed by the Company, each immediately preceding termination of this Agreement.

10. Term. The Employment Term shall commence as of the Effective Date and shall continue for a period of three (3) years thereafter, as herein provided. Unless the Company or Executive gives written notice to the other party to the contrary at least 60 days prior to the end of the Employment Term, the Employment Term shall be automatically extended by one full year. The Term shall continue until the expiration of all automatic extensions affected as aforesaid unless Executive’s employment is terminated sooner as provided in this Agreement.

11. Indemnification. Subject to applicable law, Executive will be provided indemnification to the maximum extent permitted by the Company’s Articles of Incorporation or Bylaws, including, if applicable, any directors and officers insurance policies, with such indemnification to be on terms determined by the Board or any of its committees, but on terms no less favorable than provided to any other Company executive officer or director and subject to the terms of any separate written indemnification agreement.

12. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death, and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of Executive’s right to compensation or other benefits will be null and void.

13. Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally; (b) one (1) day after being sent overnight by a well-established commercial overnight service, or (c) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

PICO Holdings, Inc.

875 Prospect Street

Suite 301

La Jolla, California 92037

Attention: General Counsel

If to Executive:

at the last residential address known by the Company.

14. Severability. If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision.

15. Arbitration. The Parties agree that any and all disputes arising out of or relating to the terms of this Agreement, Executive’s employment by the Company, Executive’s service as an officer of the Company, or Executive’s compensation and benefits, their interpretation and any of the matters herein released, will be subject to binding arbitration. In the event of a dispute, the parties (or their legal representatives) will promptly confer to select a Single Arbitrator mutually acceptable to both parties. If the parties cannot agree on an Arbitrator, then the moving party may file a Demand for Arbitration with the American Arbitration Association (“AAA”) in San Diego, California, who will be selected and appointed consistent with the AAA-Employment Arbitration Rules and Mediation Procedures, except that such Arbitrator must have the qualifications set forth in this paragraph. Any arbitration will be conducted in a manner consistent with AAA National Rules for the Resolution of Employment Disputes, supplemented by the California Rules of Civil Procedure. The parties further agree that the prevailing party in any arbitration will be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This paragraph will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to Executive’s obligations under this Agreement. The Company shall pay the fees of all arbitrators, witnesses and such other expenses as may be generated by the arbitration, except Executive’s attorney’s fees unless a majority of the arbitrators concludes that such arbitration procedure was not instituted in good faith by Executive. In such event the arbitrators shall be empowered to allocate fees and assess costs and other expenses of the arbitration, except attorneys fees, as they may deem appropriate, bearing in mind the relative financial abilities of the parties and the respective merits of their positions.

16. Integration. This Agreement and the standard forms of equity award grant that describe Executive’s outstanding equity awards, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in a writing and signed by duly authorized representatives of the parties hereto. In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise, or understanding that is not in this Agreement. The paragraph headings and captions contained herein are for reference purposes and convenience only and shall not in any way affect the meaning or interpretation of this Agreement. It is intended by the parties that this Agreement be interpreted in accordance with its fair and simple meaning, not for or against either party, and neither party shall be deemed to be the drafter of this Agreement To the extent that any provisions of this Agreement conflict with those of any other agreement to be signed upon Executive’s hire, the terms in this Agreement will prevail.

17. Waiver of Breach. The waiver or a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

18. Survival. The Confidential Information Agreement and the Company’s and Executive’s responsibilities under Sections 7 and 8 will survive the termination of this Agreement.

19. Headings. All captions and Section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

20. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

21. Governing Law. This Agreement will be governed by the laws of the State of California without regard to its conflict of laws provisions.

22. Code Section 409A.

(a) It is intended that any amounts payable under this Agreement and the Company’s and Executive’s exercise of authority or discretion hereunder shall comply with and avoid the imputation of any tax, penalty or interest under Section 409A of the United States Internal Revenue Code of 1986, as amended (including the Treasury Regulations and other published guidance related thereto). This Agreement shall be construed and interpreted consistent with that intent. This provision shall not be construed as a guarantee by the Company of any particular tax effect to Executive under this Agreement. The Company shall not be liable to Executive for any payment made under this Agreement that is determined to result in an additional tax, penalty, or interest under Code Section 409A, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Code Section 409A.

(b) To the extent that any reimbursement pursuant to this Agreement is taxable to Executive, Executive shall provide the Company with documentation of the related expenses promptly so as to facilitate the timing of the reimbursement payment contemplated by this paragraph, and any reimbursement payment due to Executive pursuant to such provision shall be paid to Executive on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred. Such reimbursement obligations pursuant to this Agreement are not subject to liquidation or exchange for another benefit and the amount of such benefits that Executive receives in one taxable year shall not affect the amount of such benefits that Executive receives in any other taxable year.

(c) Separation from Service. For purposes of this Agreement, “termination of employment” or words of similar import, as used in this Agreement, shall mean, for purposes of any payments that are payments of deferred compensation subject to Code Section 409A, a separation from service as defined in United States Treasury Regulations Section 1.409A-1(h) without regard to any optional alternative definitions available thereunder.

(d) Notwithstanding any other provisions herein, if a payment obligation under this Agreement arises on account of Executive’s termination of employment while Executive is a “specified employee”, as defined under Code Section 409A and determined in good faith by the

Company, any payment of deferred compensation subject to Code Section 409A, after giving effect to any exemptions provided thereunder, that is scheduled to be paid within fifteen (15) days after the end of the six (6) month period beginning on the date of such termination of employment, or, if earlier, within 15 days after the appointment of the personal representative or executor of the Executive’s estate following his death.

23. Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

24. Successors. The Agreement shall inure to the benefit of and be binding on Company and its successors and assigns, as well as Executive and his estate. Executive may not assign or delegate, in whole or in part, his duties or obligations under this Agreement. This Agreement may be transferred and assigned by Company to any successor of Company by acquisition, merger, reorganization, amalgamation, asset sale or otherwise.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, as of the day and year written below.

THE COMPANY:
PICO HOLDINGS, INC.

/s/ John D. Weil	Date: March 3, 2009
John D. Weil
Chairman of the Board of Directors

EXECUTIVE:

/s/ Richard H. Sharpe	Date: March 3, 2009
Richard H. Sharpe